SUB-ITEM 77Q1(e)

                             MEMORANDUM OF AGREEMENT

          This Memorandum of Agreement is entered into as of this 29th day of April, 2005, between AIM Investment Securities Funds (the "Trust"), on behalf of the fund listed on Exhibit "A" to this Memorandum of Agreement (the "Fund"), and A I M Advisors, Inc. ("AIM"). AIM shall and hereby agrees to waive fees or reimburse expenses of the Fund, on behalf of its respective classes as applicable, severally and not jointly, as indicated in the attached exhibits.

     For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

     The Trust and AIM agree until the date set forth on the attached Exhibit "A" (the "Expiration Date") that AIM will waive its fees or reimburse expenses to the extent that expenses (excluding (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary items (these are expenses that are not anticipated to arise from the Fund's day-to-day operations), or items designated as such by the Fund's Board of Trustees; (v) expenses related to a merger or reorganization, as approved by the Fund's Board of Trustees; (vi) expenses that the Fund has incurred but did not actually pay because of an expense offset arrangement and (vii) excluding Rule 12b-1 fees, if applicable) of a class of a Fund exceed the rate, on an annualized basis, set forth on Exhibit "A" of the average daily net assets allocable to such class. The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the Expiration Date only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived or reimbursed.

     The Trust and AIM agree to review the then-current waivers or expense limitations for each class of the Fund listed on Exhibit "A" on a date prior to the Expiration Date to determine whether such waivers or limitations should be amended, continued or terminated. The waivers or expense limitations will expire upon the Expiration Date unless the Trust and AIM have agreed to continue them. Exhibit "A" will be amended to reflect any such agreement.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Fund, as provided in the Trust's Agreement and Declaration of Trust.

     IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                        AIM INVESTMENT SECURITIES FUNDS
                                        on behalf of the Fund listed in Exhibit
                                        "A" to this Memorandum of Agreement


                                        By: /s/ Robert H. Graham
                                            ------------------------------------
                                        Title: President


                                        A I M Advisors, Inc.


                                        By: /s/ Mark H. Williamson
                                            ------------------------------------
                                        Title: President

                                   EXHIBIT "A"

                         AIM INVESTMENT SECURITIES FUNDS

FUND                                 EXPENSE LIMITATION   COMMITTED UNTIL
----                                 ------------------   ---------------
AIM Global Real Estate Fund
   Class A                                  1.50%          July 31, 2006
   Class B                                  2.15%          July 31, 2006
   Class C                                  2.15%          July 31, 2006
   Class R                                  1.65%          July 31, 2006
   Institutional Class                      1.15%          July 31, 2006


                                        3